Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media:

Pattie Overstreet-Miller

847/851-7351

www.careered.com

Lynne Baker

847/851-7006

www.careered.com

Career Education Stockholders Elect Company’s Board Nominees and Approve Corporate Governance Proposals

HOFFMAN ESTATES, IL, MAY 18, 2006 – At its 2006 Annual Meeting of Stockholders held today, Career Education Corp. (NASDAQ:CECO) announced that, based on its receipt of preliminary results in its contested election, stockholders have elected all three of its nominees -- Patrick W. Gross, Steven H. Lesnik and Keith K. Ogata -- to the company’s Board of Directors. Final results will be announced in the coming weeks of the vote tabulation by IVS Associates, Inc., the independent inspector of election.

The company also reported that its proposals to institute a phased declassification of the Board and to allow stockholders holding two-thirds of its shares to call a special meeting received the required margin for passage.

“We are grateful that the stockholders have supported the company’s recommended nominees and we are pleased at the acknowledgement by investors of our corporate governance enhancements,” said John M. Larson, Chairman, President and Chief Executive Officer of Career Education. “The depth of experience and industry knowledge of our board is important to Career Education’s ongoing success as we move the company forward. Now we can turn our undivided attention to the resolution of remaining legal and regulatory issues, and focus on the business of delivering high-quality student education and enhanced value for stockholders.”

In addition, at the Annual Board of Directors Meeting yesterday, the Board voted to create a new compliance committee that will cover the areas of ethics, federal and state regulatory matters related to education, and accreditation issues, consistent with criteria approved by the Board. The committee will be chaired by Leslie Thornton, former long-time Chief of Staff to United States Education Secretary Dick Riley. Ms. Thornton, who joined the Career Education Board in December 2005, is a partner at the Washington D.C. based law firm Dickstein Shapiro, where she focuses on educational regulatory compliance and internal corporate investigations. She is joined on the committee by fellow directors Dennis Chookaszian, Steven Lesnik and Keith Ogata.

Preliminary results of the election were tabulated by Georgeson Shareholder Communications, Inc., Career Education’s proxy solicitation firm.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to more than 95,000 students across the world in a variety of career-oriented disciplines. The 80-plus campuses that serve these students are located throughout the U. S., Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. The mission of CEC, through its schools, its educators, and its employees is education--their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com. The company’s website also has a detailed listing of individual campus locations and web links for its 80-plus colleges, schools and universities.